UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2010
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
3721 Valley Centre Drive, Suite 400, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On September 3, 2010, Santarus, Inc. (“Santarus”) entered into a distribution and license agreement (the “License Agreement”) with VeroScience, LLC (“VeroScience”) and S2 Therapeutics, Inc. (“S2”) granting Santarus exclusive rights to manufacture and commercialize the prescription product Cycloset® (bromocriptine mesylate) tablets in the U.S., subject to the right of S2 to promote Cycloset as described below. Cycloset is approved by the U.S. Food and Drug Administration (“FDA”) as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus both as mono-therapy and in combination with other diabetes medications.
          Under the terms of the License Agreement, Santarus is paying to S2 and VeroScience an upfront fee totaling $5 million, of which $750,000 was previously advanced. Santarus will record all sales of Cycloset and will pay a product royalty to S2 and VeroScience of 35% of the gross margin associated with net sales of Cycloset up to $100 million of cumulative total gross margin, increasing to 40% thereafter. Gross margin is defined as net sales less cost of goods sold. In the event net sales of Cycloset exceed $100 million in a calendar year, Santarus will pay an additional 3% of the gross margin to S2 and VeroScience on incremental net sales over $100 million.
          Santarus is required to commence commercialization activities for Cycloset in the fourth quarter of 2010, and to use commercially reasonable efforts to commercialize Cycloset within the U.S. Santarus will be responsible for overseeing the manufacturing and distribution of Cycloset, and accordingly, S2’s existing agreements relating to the manufacture of Cycloset have been assigned to Santarus. Santarus will also be responsible for all costs associated with its sales force and for all other sales and marketing-related expenses associated with its promotion of Cycloset. S2 retains the right to co-promote Cycloset at its sole cost and expense under the same trademark in portions of the U.S. where Santarus is not actively promoting Cycloset. VeroScience, the holder of the U.S. regulatory approval for Cycloset, is responsible for overseeing regulatory matters. A joint steering committee consisting of representatives from the three companies has been formed to share information concerning the Cycloset development, manufacturing and promotion efforts in the U.S.
          Santarus has agreed not to manufacture or commercialize, directly or indirectly, any product containing bromocriptine or bromocriptine mesylate as an active ingredient in the U.S. during the term of the License Agreement and ending on the earlier of 12 months following the end of the term or the first commercial sale of a generic product, as defined in the License Agreement. S2 and VeroScience have both agreed not to commercialize, directly or indirectly, any product containing bromocriptine or bromocriptine mesylate as an active ingredient in the U.S. for the treatment of type 2 diabetes during the term of the License Agreement and ending on the earlier of the end of the term or the first commercial sale of a generic product, other than in certain specified circumstances.
          The License Agreement will continue in effect until Santarus ceases to market or sell Cycloset in the U.S., unless terminated sooner. Subject to 60 days prior written notice, Santarus may terminate the License Agreement on the first anniversary of the first commercial sale of Cycloset. Thereafter, Santarus may terminate the agreement at any time subject to 120 days prior written notice. Santarus may also terminate the agreement immediately in specified circumstances relating to a significant recall or market withdrawal of Cycloset, in the event of certain regulatory or governmental actions that would prevent Santarus from performing its obligations under the agreement or in the event of FDA approval of a third party Abbreviated New Drug Application for an “AB” rated equivalent of Cycloset. Either Santarus on the one hand or S2 and VeroScience on the other hand may terminate the agreement in the following circumstances: (a) if the other party fails to perform any material term of the agreement and fails to cure such breach, subject to prior written notice within a specified time period; (b) if a force majeure event prevents the carrying out of material obligations of the other party under the agreement for a period of at least six months; or (c) upon the insolvency or occurrence of other specified bankruptcy events.
          The foregoing description of the terms of the License Agreement is qualified in its entirety by reference to the provisions of the License Agreement, which will be filed as an exhibit to Santarus’ Quarterly Report on Form 10-Q for the quarter ending September 30, 2010.
          Santarus issued a press release on September 8, 2010 announcing the execution of the License Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated September 8, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.
Date: September 8, 2010	By:	/s/ Gerald T. Proehl
		Name:	Gerald T. Proehl
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 8, 2010